EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC RECEIVES NASDAQ DELISTING NOTICE

KINDERHOOK, NY, August 28, 2009 – American Bio Medica Corporation (NASDAQ:ABMC) announced today that, on August 25, 2009, it received a delisting notice from the NASDAQ Stock Market, for failure to regain compliance with the minimum bid price requirement pursuant to Listing Rule 5550(a)(2).

The Company can request a hearing to appeal NASDAQ’s determination by 4:00 p.m. (ET) on September 1, 2009, however, if the Company does not request a hearing, trading of the Company’s common stock will be suspended at the opening of business on September 3, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission (“SEC”), which will remove the Company’s securities from listing and registration on the NASDAQ Capital Market.

Although the Company meets all other continued listing requirements to maintain its position on the NASDAQ Capital Market, the Company does not currently expect to challenge the delisting. Based upon discussions with several market makers, the Company believes that a market maker will make an application to the OTC Bulletin Board, and its common stock will be eligible for listing on the OTC Bulletin Board following its delisting from the Nasdaq Capital Market.

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids.  ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, intellectual property rights, our dependence on key personnel, third party sales and suppliers, our non-compliance with the continued listing requirements of the Nasdaq Stock Market, our eligibility to trade on the OTC Bulletin Board, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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